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                                                                   Exhibit 10.42

                      Amendment to Stock Option Agreements

This Amendment to Stock Option Agreements is entered into as of _________ __, 2001, and amends certain Stock Option Agreements dated as of May 10, 2000 and April 4, 2001 (the "Original Agreements") by and between Oplink Communications, Inc. (the "Company") and Ian Jenks (the "Optionee") whereby the Optionee was granted an option to purchase an aggregate of 425,000 shares of the Company's common stock (the "Options").

Whereas, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its stockholders to modify the terms of the Options to provide for acceleration of the vesting and make certain other changes described herein.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1. Effective as of November 7, 2001, the Options granted to Optionee pursuant to the Original Agreements shall vest in full and become fully exercisable.

2. Notwithstanding anything contrary in Section 9(b) of the Company's 1998 Stock Option Plan or Section 6(h) of the Company's 2000 Equity Incentive Plan, the Optionee may exercise the Options until November 7, 2006. If Optionee does not exercise his Options before November 7, 2006, the Options shall terminate.

3. Except as amended by this Amendment, the Original Agreements shall remain in full force and effect.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof.

In Witness Whereof, the parties hereto have executed this Amendment as of the date first above written.

Oplink Communications, Inc.                          Ian Jenks

___________________________                          ___________________________